Exhibit 23.3

CONSENT OF QUALIFIED PERSON

I, Rodrigo Simidu, in connection with the Registration Statement on Form S-8 of Goldgroup Mining Inc. (the “Company”) and any prospectuses, amendments, supplements and/or exhibits thereto (collectively, the “Registration Statement”), consent to:

•	the incorporation by reference and use of the Technical Report Summary for the Don David Gold Mine with an effective date of December 31, 2025, which has been filed as an exhibit to the Annual Report on Form 10-K for the year ended December 31, 2025 of Gold Resource Corporation, to which the Company is “successor issuer” pursuant to 12g-3(d) under the Securities Exchange Act of 1934, as amended;

•	the use of and references to my name, including my status as an expert or “qualified person” (as defined in Subpart 1300 of Regulation S-K promulgated by the U.S. Securities and Exchange Commission), in connection with the Registration Statement and the Technical Report Summary; and

•	the use of information derived, summarized, quoted, or referenced from the Technical Report Summary, or portions thereof, that was prepared by me, that I supervised the preparation of and/or that was reviewed and approved by me, that is included or incorporated by reference in the Registration Statement.

I am the qualified person responsible for authoring the following sections of the Technical Report Summary: 1, 2, 4, 5, 12, 13, 15, 16, 17, 18, 19, 22, 23, 24, and 25.

Dated August 7, 2026

/s/ Rodrigo Simidu
Name:	Rodrigo Simidu, P.Eng.
Title:	Principal Mining Engineer